Exhibit 99.3

       BROOKE CREDIT CORPORATION COMPLETES $51,500,000 LOAN SECURITIZATION

    OVERLAND PARK, Kan., Dec. 19 /PRNewswire-FirstCall/ -- Michael Lowry, President of Brooke Credit Corporation, the finance company subsidiary of Brooke Corporation (Nasdaq: BXXX), announced the issuance on December 15, 2005, of $51,500,000 in asset-backed securities through Brooke Securitization Company V, LLC. These securities are backed by commercial loans made to insurance agents and carry an "A" rating from Standard and Poor's Rating Services.

    Lowry stated, "This transaction represents our fifth securitization since April 2003, resulting in the issuance of $135,350,000 in rated asset-backed securities to-date." The transaction was structured utilizing Red Capital Markets, Inc. (MEMBER NASD/SIPC), a National City Company, as structuring agent. Securities were purchased by 28 financial institutions located in the states of Kansas, Missouri, Nebraska, Ohio, Oklahoma and Texas and an international bank headquartered in Europe.

    Lowry extended a special thanks to the Company's borrowers, as their continued success makes evolution of the securitization model possible.

    About our company ... Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Credit's loan portfolio balances totaled approximately $275,000,000 on November 30, 2005. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system.

    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of Brooke Corporation's website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke's business is provided in Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
    -0-                             12/19/2005
    /CONTACT: Anita Larson, Brooke Corporation, larsa@brookecorp.com or +1-913-661-0123/
    /Web site:  http://www.brookecorp.com /
    (BXXX)